EXHIBIT 10.177

INDEMNITY AGREEMENT

This Indemnity Agreement is made as of the 9th day of June, 2008 by Inland American Real Estate Trust, Inc., a Maryland corporation (“Indemnitor”), in favor of and for the benefit of Inland Real Estate Acquisitions, Inc., an Illinois corporation (“IREA”), and the other Indemnified Parties, hereinafter defined.

RECITALS

WHEREAS, from time to time Indemnitor approves for acquisition by Indemnitor, and/or its affiliates, real estate transactions contracted for by IREA (“Transactions”) under which IREA initiates deposits of earnest money (“Earnest Money Deposits”) with Chicago Title and Trust Company and/or Chicago Title Insurance Company or other title insurance companies (hereinafter collectively referred to as “Title Companies”) in advance of Indemnitor’s approval of such Transactions; and,

WHEREAS, upon Indemnitor’s approval of Transactions it is appropriate for IREA to be indemnified by Indemnitor in the event an Earnest Money Deposit is forfeited or is claimed to be forfeited after such approval has been given; and,

WHEREAS, Indemnitor is willing to indemnify IREA for the loss of any Earnest Money Deposit incurred by IREA in connection with a Transaction that has been approved by Indemnitor and not resulting from IREA’s negligence or misconduct.

NOW THEREFORE, in consideration of Ten and no/100 Dollars ($10.00) in hand paid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Indemnitor hereby agrees to indemnify, defend and hold IREA and all of its affiliates, and their respective officers, directors, employees, shareholders, representatives, attorneys, agents, grantees, predecessors, successors, assigns and subsidiaries, past, present and future, (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, losses, damages, judgments and costs, including, without limitation, reasonable attorneys’ fees and disbursements, arising from actual, and/or claim of, loss by forfeiture of Earnest Money Deposits held by one or more Title Companies in connection with Transactions approved by Indemnitor and not resulting from IREA’s negligence or misconduct.

This is an absolute, general, continuing and unconditional indemnification and is binding upon Indemnitor, and its successors and assigns and inures to the benefit of the Indemnified Parties and their respective heirs, personal representatives, successors and assigns.

This Indemnity Agreement has been made and executed by Indemnitor in the State of Illinois and shall be construed for all purposes and enforced in accordance with the laws of the State of Illinois.  Without limiting the right of the Indemnified Parties to bring any action or proceeding against Indemnitor or against property of Indemnitor arising out of or relating to this Indemnity Agreement (an “Action”) in the courts of other jurisdictions, Indemnitor hereby irrevocably submits to the jurisdiction of any Illinois state court sitting in DuPage County, Illinois or Federal court sitting in Chicago, Illinois, and Indemnitor hereby irrevocably agrees that any Action may be heard and determined in such Illinois state court or in such Federal court.  Indemnitor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action in any jurisdiction.  BOTH INDEMNITOR AND THE INDEMNIFIED PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION PROCEEDING OR COUNTERCLAIM ARISING OUT OR RELATING TO THIS INDEMNITY AGREEMENT.

SIGNED, SEALED AND DELIVERED by the undersigned as of the date first above written.

INLAND AMERICAN REAL ESTATE TRUST, INC, a Maryland corporation

By:  /s/ Roberta S. Matlin

Its: Vice President